Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

DRE - Q4 2008 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Jan. 29. 2009 / 3:00PM ET

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CORPORATE PARTICIPANTS

Shona Bedwell

Duke Realty Corporation — IR

Denny Oklak

Duke Realty Corporation — Chairman, CEO

Bob Chapman

Duke Realty Corporation — COO

Mark Denien

Duke Realty Corporation — Controller

CONFERENCE CALL PARTICIPANTS

Irwin Guzman

Citigroup — Analyst

Michael Bilerman

Citigroup — Analyst

Lou Taylor

Deutsche Bank — Analyst

Sloan Bohlen

Goldman Sachs — Analyst

Michael Knott

Green Street Advisors — Analyst

Brendan Maiorana

Wachovia — Analyst

Dave Ahbushon

Baird Capital — Analyst

Nick Pearsalls

Macquarie — Analyst

John Peterson

UBS — Analyst

Shields Day

Regiment Capital — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Duke Realty quarterly earnings conference call. At this time, all participant lines are in a listen-only mode. Later there will be an opportunity for your questions. Instructions will be given at that time. (Operator Instructions). As a reminder, today’s conference call is being recorded. I would now like to turn the conference over to the Assistant Vice President, Investor Relations, Shona Bedwell. Please go ahead.

Shona Bedwell - Duke Realty Corporation — IR

Thank you, Leah. Good afternoon everyone and welcome to our quarterly conference call. Joining me today is Denny Oklak, Chairman and Chief Executive Officer, Bob Chapman, Chief Operating Officer, Howard Feinsand, Executive Vice President and General Counsel, Mark Denien, Corporate Controller and Randy Henry, Assistant Vice President of Investor Relations. Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations.

Some of those risk factors include our continued qualification as a REIT, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of the debt and equity capital markets, and also other risks inherent in the real estate business. And for more information about those risk factors, we would refer you to our 8-K that we have on file with the SEC, dated February 29, 2008. And now for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thank you, Shona. Good afternoon, everyone. As we all know, the world has changed significantly just since our last call in October. The uncertainty in the economy and capital markets continues to have profound impact on every business today. It would be an understatement to say that these changes have been very challenging times for all of us in the commercial real estate business. At Duke, we’ve been very focused on what those changes mean to us. We are now in a new year with a new administration and a new Congress. Clearly, the folks in Washington are focused on efforts to stem the downward spiral in the economy and stabilize the capital markets.

We all know that even if these efforts are successful, we will not see the positive effects for some time. We anticipate continued slowing of our business throughout 2009 and into 2010 in nearly all of our markets and all of our product types. We do not see any significant improvement in the capital markets for the foreseeable future. In light of this outlook, we are taking significant steps here at Duke to right-size our business for the anticipated operating environment, and to conserve and generate new capital in as many ways as possible. In the remainder of our remarks, we’ll cover our fourth quarter operating results, steps we are making in liquidity management and expense reduction, and finally, our specific outlook for Duke for 2009.

First, an overview of the fourth quarter. FFO per share for the quarter was $0.71. Included in this reported FFO were two significant items, a gain of $14 million on the repurchase of some of our preferred stock for $12 million, and an impairment charge on our land and two buildings held for sale of $11 million. Excluding these two items, our FFO per share for the year — excuse me, for the quarter, would be reduced by $0.02 to $0.69 cents per share. With these adjustments, our FFO per share for the year was $2.53, which is near the high end of the guidance we provided last quarter of $2.45 to $2.55 per share. Just a couple other items to point out. The full year of 2008 FFO includes charges of $8.3 million for projects we no longer intend to pursue and — which is in addition to the $11 million impairment charge I mentioned before. G&A expense for the year also includes $4.8 million of severance costs associated with our staff reduction. The effect of these two items reduced our FFO by $0.085 cents per share.

Overall, we are very pleased with the performance for the quarter. Bob Chapman will get into some specifics, but looking at the overall quarter, we executed on a number of major transactions, including finalizing our land sale and development agreement with the Department of the Army at Mark Center in Washington DC, signing major leases in some of our new development projects, and disposing of more properties than anticipated at solid cap rates. Now I’ll turn it over to Bob to give you some more detail on the quarter.

Bob Chapman - Duke Realty Corporation — COO

Thanks, Denny. Fourth quarter was a solid leasing quarter for Duke, in spite of a very difficult environment. Matter of fact, December was our highest leasing month of the year. Total leasing activity for all of 2008 was 27 million square feet, down from our record leasing year of 34 million square feet in 2007, but comparable to our total activity in 2006. Our overall occupancy on all properties, including our properties under development, increased by 65 basis points during the quarter to 88.9%. Our in-service properties also increased by 57 basis points to 89.47%. Stabilized occupancy decreased because of the addition of several properties which have been in service for more than a year, but still have some lease-up to do. I would also point out that our held-for-rental development pipeline at year-end consists of only nine properties, totaling just 1.4 million square feet, which were 38.4% pre-leased. This is our lowest development pipeline since we went public over 15 years ago.

We signed several major deals during the quarter in our recently developed projects, contributing to our overall occupancy increase. First, we signed a lease for 653,000 square feet in our Grand Lakes building in Dallas with Farley’s and Sathers Candy Company. The tenant also has an expansion option to take the remaining 408,000 square feet in the building later this year. At our Chesapeake Commerce Center in Baltimore, we signed two leases totaling 220,000 square feet, filling both of our existing bulk industrial buildings, and we’re now 100% leased in Baltimore. We also closed on the sale of a parcel of land to Chesapeake Commerce to the Port of Baltimore in December. In St. Louis we signed a 116,000-square foot lease with Monsanto for all of our Lakeside II office buildings.

During the quarter, we renewed 69% of leases that were up for renewal. One key renewal was with Sterling Commerce, the eCommerce division of AT&T, for over 322,000 square feet of space in four buildings in Columbus, Ohio. Sterling’s leases previously expired between 2010 and 2013. Sterling approached us about an early extension of their leases, and in accordance with our 2009 focus of blend, extend and don’t spend, we extended all their leases through 2020, spent minimal dollars on tenant improvements, and reduced their upfront rent, but obtained annual rent rate increases over the term of the lease. This transaction will have, because of the reduced rent, a negative short-term impact, but is a great long-term decision for these projects. We’ve included these Sterling lease extensions in our renewal statistics in our supplemental package. Without the Sterling renewals, our growth in net effective rents on all other renewals would have been 5% for the quarter and 4.9% for all the leases renewed during the year.

We’re also pleased to report that subsequent to year end, we signed a 180,000 square foot long-term lease with American home mortgage servicing for all of our entire speculative office building at Point West Business Park in Dallas. All the deals were highly competitive. Clearly, concessions are increasing, mostly in the form of increased free rent periods. We’re evaluating each deal in the market and aggressively going after deals that make sense for long-term for our properties. Denny mentioned the closing on the land and commencement of development on the BRAC project in DC. As we previously announced, we received proceeds of $105 million on the land sale in the fourth quarter. Under the accounting rules, we’ll recognize the gain on land sale and the development fees we were to receive on this project over the entire term of the development, which began last December and will continue through late 2011. As we noted in our press release, this project contributed over $7 million to FFO during the fourth quarter. This project also provides us with significant development backlog for 2009 and 2010, with no capital outlay on our part. The Department of Army will pay us monthly for costs incurred and fees earned. This is an outstanding project for the Company. I would like to publicly congratulate and acknowledge our team for their efforts and success.

As we previously stated, we’re halting virtually all new development starts in light of the constrained capital markets. During the fourth quarter, we started only $43 million in new development, which consists almost entirely of two projects. One, a 100% leased project in partnership with Baylor Healthcare Systems in Dallas, and an office building in St. Louis that’s 100% pre-leased to Monsanto and it’s a sister building to another office building also leased to Monsanto, which we sold in the fourth quarter. As Denny mentioned, our fourth quarter disposition proceeds of $265 million were greater than the $200 million we anticipated on our third quarter call. Per the quarter, disposition proceeds on our properties totaled $119 million at a 7.2% cap rate. For the full year, 2008 was also very solid, with $426 million of proceeds at a 7.2% cap rate.

I’ll speak on our overall development pipeline in two parts, wholly-owned and joint venture. On the wholly-owned pipeline at December 31 totaled 18 projects, with an estimated total project cost of $373 million, of which there was $230 million left to spend. 60% of these projects are healthcare projects. These projects are 86% pre-leased, will have an initial yield of 8.4%. There are five projects under development in our joint ventures where we are a 50% or less partner. These estimated project costs — the estimated project costs for these properties are $357 million with $167 million yet to spend. The projects are 20% pre-leased. and all these projects have construction financing in place in the joint ventures.

A couple thoughts before I turn it back to Denny. First, the industrial business is relatively slow all over, but there are still deals getting done. We have only three markets on the industrial side below 90% leased. Dallas, St. Louis, and Nashville. The vacancy in all three of these markets is primarily attributable to recently completed projects, which are taking slightly longer than anticipated to fill up. I would also point out that Midwest is doing very well on the industrial side, with solid occupancies throughout the portfolio, including 100% in Columbus and 98% on nearly 20 million square feet in Indianapolis. The office side is slow. With unemployment continuing to increase, we anticipate continued occupancy pressure throughout 2009. The good news is that so far we’re still receiving very few requests for lease termination, and our defaults, bankruptcies and bad debt are at unexpectedly low levels. We would anticipate more struggles on this front in 2009.

The healthcare business continues to be stronger than the industrial and office business, although activity is slowing in this area, too. At year-end, we had 10 healthcare projects underway, totaling 909,000 square feet, which were 73% pre-leased. Our BremnerDuke Healthcare division is well positioned, and has a strong track record in this property type. We’re in a strong position to grow this area of our business when the economy improves. With that, I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks, Bob. Next I would like to discuss the steps we have and are taking to improve our liquidity and address repayment of our debt maturities coming over the next four years. I would like to point out that we currently have all of our future committed development costs and debt maturities funded through the end of 2010. We announced yesterday a reduction in our dividend to $1 per share annually. Duke Realty has increased its annual dividend every year since we went public in 1993. We did not take lightly the ramifications to our shareholders and potential long-term consequences of a dividend reduction. However, in light of the unprecedented, lack of available capital to refinance our future debt maturities, and our view that this situation will continue for some time to come, along with the near-term reduction in our earnings because of our inability to dispose of even fully-leased high quality assets, we made the difficult decision to reduce the dividend.

This reduction will allow us to retain capital to fund our future maturities out past 2010. We anticipate that the dollar dividend requirement will meet the required REIT distribution test for 2009, assuming no significant property dispositions. As Bob noted, we have good success on dispositions front in 2008, but the disposition environment is getting even more difficult, as lack of availability of capital in the credit market continues. The proceeds from our $265 million of dispositions closed in the fourth quarter will be used to retire the $125 million of unsecured debt maturities coming due in February and to pay down our line of credit.

We are opportunistically repurchasing our outstanding debt, which matures in 2009, ‘10 and ‘11, including our convertible bonds at discounts to par. In December, we repurchased $38.5 million and in January, we have repurchased an additional $29.5 million at an aggregate discount of nearly 12%. We’ll continue to evaluate additional opportunities to accretively acquire our debt. We have nearly $6 billion of unsecured assets, and are pursuing several secured debt financing opportunities. We have signed a commitment letter for a $113 million secured loan with a life insurance company. Terms of the commitment are 7.5% interest-only for 10 years with approximately a 50% loan-to-value, or 1.5 times debt service coverage ratio. We are also negotiating other secured loan commitments.

A couple thoughts on the secured loan market. Typically this market has been used for acquisitions or refinancing of debt on existing secured assets. Today, available loan-to-value ratios have been reduced, making secured debt less desirable for these transactions and more available to us. Under our covenants, we have room for an additional $800 million of secured financing. While we understand everyone’s concern on future debt maturities, we believe we are in good position to handle those maturities through 2012 with the steps we have and are taking.

We have also taken a number of steps to align our operating costs with our anticipated level of activity under the current and expected economic conditions. As part of this effort, we’ve had a Company-wide reduction in work force of about 19% since the beginning of 2008. As part of these cost reduction efforts, we exited our retail business in 2008 and have only one retail project under development in joint venture with JR Anderson Company, which is being constructed by our Minneapolis office. We have also closed our Austin, San Antonio, Seattle, and Southern California offices and discontinued our national build-to-suit business, which focused on opportunities outside of our core markets. In the current operating environment, and considering our lack of investment in those markets, it was a decision we had to make. Like many other companies around the country, we are disappointed that we are losing good and loyal associates, but the environment dictates that we take these steps. We are also taking steps to control other overhead costs, including the freeze of salaries for senior managers of the Company and a reduction of other non-personnel operating costs.

I would be remiss not to mention where we are with our search for our Chief Financial Officer. Our national search for the CFO continues. We’re continuing to weigh our options carefully, and we recognize the importance of this position, especially given the condition of the capital markets. I’m also pleased to announce that Thomas J. Baltimore, Jr. has been elected to join our Board of Directors. Tom is cofounder and President of RLJ Development, a privately held hotel real estate investment firm that, including its affiliates in three private equity funds, has in excess of $2 billion in assets. Prior to founding RLJ, Mr. Baltimore was the Vice President at Hilton Hotels Corp., and held various senior management positions with Marriott. We look forward to having Tom on our Board.

Finally, I would like to discuss our outlook and guidance for 2009. Clearly, the overall economic indicators are trending worse, not better. We anticipate that this will result in many areas of our business being below 2008. Our guidance for 2009 is for FFO per share to be between $1.85 and $2.15. There are two primary reasons for our anticipated decrease in FFO from 2008. First, we are assuming that we will recognize no gains on sale from our build-for-sale portfolio and minimal gains on land sales during 2009. While we are very pleased with our results for 2008, we believe the disposition market will become even more difficult in 2009 as a result of the continuing lack of capital and further lack of clarity on cap rates. The second reason is an anticipated decrease in our core portfolio operations because we anticipate a challenging leasing year in 2009. Our guidance assumes a decrease in our core occupancy of between 150 and 200 basis points on average in 2009. We also assume a slow lease-up of the current vacancies in our recently completed projects.

We will also begin to expense rather than capitalize interest on a number of these recently completed projects in 2009, but we are not anticipating rental revenue being in place in ‘09 to cover this interest and generate additional FFO in excess of the interest. We certainly hope that efforts underway to improve the overall economy brings quick improvement, but we are not projecting that to happen. Without improvement, 2009 will be a difficult year. I would like to note that our long-term strategy of owning, managing and developing industrial office and healthcare properties in our core markets is a sound long-term strategy. We believe the steps we are taking will result in a stronger Duke Realty when we get through the tough times we are all experiencing. And with that, we’ll open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We will go to the line of Michael Bilerman with Citi. Please go ahead.

Irwin Guzman - Citigroup — Analyst

Good afternoon. It’s Irwin Guzman. Just a question on the guidance page that you offered. When I look at the high end, there — the higher end of the building disposition guidance is commensurate with a higher volume of development starts. Can you comment on whether the starts themselves are dependent upon your ability to dispose of those assets? And secondly, whether — why you wouldn’t choose to sort of hold back that cash as opposed to putting it into further developments in order to improve your liquidity position?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Sure. On the — first of all, on the disposition side, you know, again, we’re just again estimating. We have several projects in the build-for-sale portfolio that we will be able to market this year. They will be 100% leased and they will be in service during the year. So we’ll market a few of those. On the high end, again, it’s a little bit of speculation on our part, but we were — we did have good success in 2008. On the development side, we’re — as we said, we’re really virtually halting all new development. We’ve just put some in our guidance so that there may be some commitments that we want to and need to live up to with existing customers, particularly I would say in healthcare arena, that we have some development relationships with certain of the major hospital chains that we’ll want to continue during 2008. And again, Irwin, if you look the at the things we said, we’re very focused on continuing to improve the liquidity position, and that will occur from a number of ways, including limiting the development starts.

Michael Bilerman - Citigroup — Analyst

One follow-up, it’s Michael Bilerman. Denny, you bought back some preferred in the quarter, perpetual preferred. Obviously at half a par, so an effective 15% yield. How did you think about allocating, while I know it’s a small number, allocating that $12.5 million to the preferred, which is — got a maturity date of never relative to buying back debt?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, and Michael, you’re right, it’s a very small number first of all, I’d point out. But we did that very early in the fourth quarter, sort of in the first half of October when the preferred market at least for a lot of people, but particularly for us, was out of whack. And we acquired that stock and then as we saw things mid-October through mid-November start to get much worse in the capital markets, we really ceased the acquisition of the preferred stock, and then turned our focus to acquiring the — at a discount, the future maturities of our debt in 2009 and 2010.

Michael Bilerman - Citigroup — Analyst

Alright, thank you.

Operator

And our next question comes from the line of Lou Taylor from Deutsche Bank. Please go ahead.

Lou Taylor - Deutsche Bank — Analyst

Thanks. Good afternoon, guys. Denny, in your press release, you reference in terms of your JV Development, even though there is still some funding to go there, that you have no commitment from your portion. Where is the funding coming from then?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

In basically all of those joint ventures, Lou, we have separate project-related construction financing for those projects. All of our equity has been put in now that was required up front, and the remaining development costs will be funded by those construction loans.

Lou Taylor - Deutsche Bank — Analyst

Okay, and then just as a follow-up, in terms of — giving some guidance on occupancy and gains, et cetera. How about in terms of your JV FFO, what are your expectations of a run rate or a contribution from that line item in ‘09?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, again, I would say that when you look at our joint ventures, they — that we have, we’ve got a few properties that have development. But when you’re looking at that line, those are pretty much some stabilized properties that we’ve had in joint ventures for a long time. Again, we would anticipate relatively stable income for that, although it’s probably going to be under a little bit of pressure on the occupancy side also in some of those properties. Most of the income in that line comes from I would say two places. One is our large industrial joint venture with JPMorgan, and the second one is our Washington DC office joint venture with Eaton Vance.

Lou Taylor - Deutsche Bank — Analyst

Great, thank you.

Operator

And our next question is from the line of Sloan Bohlen from Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs — Analyst

Good afternoon guys. Jay is on the line as well. Denny, just to your comments on the secured financing you did in the quarter, the 7.5% interest-only with the 50% LTV. Are those terms that you would expect going forward as you encumber more assets, or are you guys making an assumption about where those rates go?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, that one, we didn’t close during the quarter, Sloan. That’s one we signed a commitment letter in early January. So that’s just a couple weeks old. And we do anticipate closing that loan sometime during the first quarter. Those — the terms — those are similar to the terms that we’re talking to other people about. I would say that the interest rates on the loans kind of range between 7.5% and 8.5%. The loan-to-value is pretty consistent at roughly 50% of loan-to-value. And today I would say that people are actually — the secured lenders are actually looking probably more at coverage ratios than looking at loan-to-value today. So, again, coverage ratios in the area of 1.5 to 2. And then again, on terms, 7 to 10 years is a consistent part of all the discussions that we have going on right now. So they are all in that range.

Sloan Bohlen - Goldman Sachs — Analyst

Okay, alright. Thanks. And then just kind of a separate follow-up. Could you clarify on the impairment process, why it was just two of the build-for-sale assets or the land that you did?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Sure. I’ll give it a shot and then Mark Denien, our Chief Accounting Officer, is here with us and he can straighten out my accounting lingo if need be. We’ve — as part of every company’s audit process, every real estate company, you go through an evaluation of all of your real estate assets every year. And that’s just part of the audit. And we’ve traditionally done that. The way the accounting rules for real estate work on the impairment side, is you look at — for properties that you’re going to own long-term and plan on owning long-term, you really look all the way out and look at — they do a discounted cash — excuse me, undiscounted cash flow analysis. And you use that analysis to determine any impairment charge. And so we went through every one of our assets and looked at all of our rental assets and we didn’t have any impairment charges under the way the accounting rules were. Then the second piece is looking — I’ll call it looking at land that you are — that you own. And, again, on land you do a similar calculation for land that you intend to hold for the long-term and possibly ultimately develop, and so we did that analysis on all of our land also. And then the third piece I would call it, are properties that you are looking to sell in the near term, either buildings or land. And either held for rental or held for sale. And so we looked at all of our buildings that we were going to sell. And first of all, on our — any held-for-rental that we think we might sell in the next year or so, we didn’t have any impairment charges on those because most of those are depreciated down to a fairly low amount on net book value and that’s what you look at.

Then on the held-for-sale, we did do an analysis of all those and looked at cap rates, and there was a couple of buildings in there that we decided that we needed to record an impairment charge on based on where we think the cap rates are today versus, versus our basis in those properties. And then also, we have several parcels of land that we have targeted for sale during the next 12 months or so, and we went through the same type of analysis on those, and that one truly is more of a fair market value analysis and we recorded the impairment charge on that. So again, when you look at our portfolio, for the most part we’re anticipating holding our properties and holding our land, and so we did not have a large impairment charges under the accounting rules the way they were. Long-winded accounting answer there.

Sloan Bohlen - Goldman Sachs — Analyst

No, I appreciate it. Just which two assets were written down on the build-to-sale pipeline?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

It’s two office assets that are — they are 100% — again, I would just point out on our build-for-sale portfolio, especially on the wholly-owned, is — consists of pretty much fully leased properties. That portfolio overall is — on the held-for-sale is 95% leased. So there’s leases in place. We got tenants paying rent. There was just a couple projects in there where we determined that the cap rates had moved far enough that we needed to record that impairment charge and I got to be honest, I can’t remember which two exactly they were, but they are two fully leased office buildings.

Sloan Bohlen - Goldman Sachs — Analyst

Okay, fair enough. I can follow up offline. But thank you.

Operator

And next we go to the line of Michael Knott of Green Street Advisors. Go ahead, please.

Michael Knott - Green Street Advisors — Analyst

Hi, Denny. I was wondering, if we looked at Page 28 of your supplemental of the debt maturity schedule, can you just walk us through your -credit facility when it comes due? I know you had mentioned the possibility of an early extension on that at some point during the year. Can you just update us on that? And then just your strategy on getting through these — the ‘10 and ‘11?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Sure. Yes, on Page 28, we show at the top, when we show our debt maturities up there, we have a separate column for the credit facility. That’s our line of credit, and at the end of 2008, we had $474 million outstanding on that credit facility. Right now we’re showing it in the 2010 maturity line, but we have an automatic, if you will, one-year extension option to take that from 2010 to 2011. Again, enhance our discussion that we’ve got our maturities through 2010 covered right now. On the credit facility, we’re actually having a meeting with our banks in early February to get them all together, to give them obviously an update on the Company and talk about where we are. We would anticipate probably later this year having some more discussions on that line, again, to look at something that might be of benefit to both us and to the banks. Obviously for the banks in today’s world, I would say reducing their commitment to us would be a benefit to them and our line is currently — bears interest at LIBOR plus 52.5 basis points. So today that’s pretty significantly below market. So I think they would also favor an interest rate increase. And for us, it would be some security on the line going out further. And those are the type of discussions that we would anticipate having, but, again, we’re not having any of those immediately, Michael.

Michael Knott - Green Street Advisors — Analyst

Okay, and then any quick thoughts on the unsecured in ‘11 besides the line of credit?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, the two pieces of unsecured — three pieces, I guess, in 2011, the bulk of those, the bulk of that maturity, about 60% of that maturity, is out in November of 2011 and consists of our convertible bonds that are out there. Those are bearing interest at 3.75%. We have gone into the market and repurchased basically a small amount of those I would say so far at a pretty significant discount, and we’re going to continue to look at that. Again, when you look at our capital plan, Michael, one of the primary focuses right now for the immediate future is getting some secured debt financings done, which will allow us really to build capital for those maturities if we ultimately need it and can’t find it in any other sources in 2011. As I mentioned in the remarks, the secured market is open for people like us that have assets with absolutely no debt on them, and can easily do a 50% loan-to-value and also have long relationships with a lot of these secured lenders, which we do. So that’s our main focus for the short-term, for the first quarter, is to get a few of those done, and then we’ll continue to look at other alternatives to take care of those 2011 maturities.

Michael Knott - Green Street Advisors — Analyst

And then just one follow-up if I may, then I’ll yield the floor. Would you expect to go pretty far on your comment of — that you could do I think you said up to $800 million of additional secured financing before you run into covenant issues? Would you expect to get part of the way there during ‘09?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, yes I think we’ll make some substantial progress in that in 2009. And that’s based on discussions we’re having today I would say. So I think we’ll make good progress.

Michael Knott - Green Street Advisors — Analyst

Thank you.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks, Mike.

Operator

Next we move to the line of Chris Haley from Wachovia. Please go ahead.

Brendan Maiorana - Wachovia — Analyst

Good afternoon. It’s Brendan Maiorana with Chris. Question, Denny on — if I look at the size of your development pipeline today and then the expected level of starts for 2009, which is low, and then I think about your comments regarding the overall staffing level in the development business, how does your current year personnel level in the development business — what does that say in terms of your outlook for 2010 and beyond in terms of the recovery potential for that business?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, Brendan, first thing I would point out is that amazingly enough, I know this is difficult to believe to some extent, but our development volume that we’re projecting for 2009 overall for the Company is actually higher, not starts, but the volume is higher than 2008. And that’s because we have several significant projects that are already underway, including the BRAC project, which is the most significant. So we’ve got a lot of things in process already that take care of the — the overhead, if you will, that we have in place right now through this year. And so again, looking forward, we don’t know what 2010 will bring us yet, but as you can see by the statistics we gave you in the remarks, that we’ve been very aggressive at managing and downsizing our overhead, even over the last year. And we’ll continue to take the steps necessary to operate within the conditions as they come at us.

Brendan Maiorana - Wachovia — Analyst

Can you provide us the operating expense reductions in a total dollar volume? Is there some color you can give us on that?

Denny Oklak - Duke Realty Corporation—Chairman, CEO

In — it is a little bit hard because they are sort of occurring overtime. They continue to occur. But I would tell you that our dollar volume of our overhead, if you went and looked at sort of where our dollar of overhead was at the end of ‘07 to where we think it’s going to be at the end of 2009 is — hold on just a second. I’ve got that number here. Is down in the range of $20 million to $25 million.

Brendan Maiorana - Wachovia — Analyst

And do you have a sense of how much of that is capitalized versus expensed for the income statement?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

It’s really coming out of both places, sort of in the ratio that we have of expense. I think one — one of the things that we look at, we have a lot of metrics that we use to measure our overhead, really in all parts of our business. We have metrics to look at our leasing portfolio and our overhead that we have in leasing. We have metrics to look at our property management people for all the properties that we own and manage. We have metrics to look at all of our construction and development people. And when — the one area that we look at that sort of shows the bottom line of all those metrics and controls is our G&A. Because things that don’t get charged to, for example, our property management expense or our service operations expense, those — or capitalized as internal construction, development costs, or internal leasing costs, all of those end up falling to the bottom line to G&A. And so when we monitor where we are with our total overhead pool, we pay close attention to what’s actually ending up in our G&A. And, again, you can see from the guidance that we’ve provided for 2009, our G&A is going to be roughly in line in 2009 with what 2008 was. And that’s a result of reducing the overall overhead pool in accordance with the reduction in the various areas of our business.

Brendan Maiorana - Wachovia — Analyst

Okay. Thank you.

Operator

And next we move on to the line of Dave Ahbushon from Baird Capital. Please go ahead.

Dave Ahbushon - Baird Capital — Analyst

Thanks. Can you elaborate a little bit how you came to your guidance on occupancy for 2009? If you just look back at the last recession, it looks like you lost about 650 basis points of occupancy. Do you feel like you’re just in a better position this time around or the mix of the portfolio is different? Can you just talk about how you thought about your occupancy guidance?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, I would tell you that we lost probably — your 650, I don’t have that in front of me. That occurred — pardon me?

Bob Chapman - Duke Realty Corporation — COO

It’s on Page 20 of the supplemental, looking at peak to trough.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Oh, okay, yes. That did occur over a couple-year period. It didn’t occur all in one year because you have some things that happen. And so we’ve looked very, very closely at our leasing, projected leasing activity for 2009. One thing I would point out, Dave, is that our lease expirations are relatively minor in the scheme of things, 10% or so for 2009. So the good news is we’re in good shape there. And we’ve — what we do is all of our people out in the field go through every one of those leases that we have in place on the maturities, and then make assumptions as to whether those tenants are going renew or not renew. And we have a pretty good feel for, I would say, 70% of those tenants that are out there that are expiring in 2009. Probably 30%. We just don’t know. So we specifically look at those. And then we look at every vacant space that we have within the portfolio and make some lease-up or non-lease-up assumptions, if you will. We’ve sent the message to our troops to really look closely and be very conservative in any lease-up assumptions that they have for this year. And then we’ve also looked at it from an overall point of view and made some adjustments to where we think it will end up based on historical experience that we have. So — but then the other thing I would point out is the 150 to 200 basis point decrease that I mentioned for ‘09 is on an average basis.

Dave Ahbushon - Baird Capital — Analyst

Right.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

So on an average basis, you’ve got to decrease more than that on a — on just from top to bottom to get that 150 to 200 basis point decrease, and so I think we’ve also factored into that. And again, I think that’s probably more in the 250-to-300 basis point range in the core portfolio that we’re estimating going down this year.

Dave Ahbushon - Baird Capital — Analyst

From year-end to year-end.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes.

Dave Ahbushon - Baird Capital — Analyst

Right. Thanks for that. And one last question. How should we think about your opportunistic repurchases of debt? Looks like you’ve acquired about $35 million per month the last two months. Are you just going to be in the market until that discount disappears? Or do you just retire the debt? Or how should we think about that?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, I would say we’re just doing opportunistic repurchases. We’ve got people out there that are aware that we’re — we would do opportunistic purchases. So when somebody calls us, if it’s a number that we think is the right number for us, we buy it. We have not taken the steps of trying to go to do a tender. And so I think we’ll continue to have some, but overall, at least probably for the next quarter, it will be in smaller amounts.

Dave Ahbushon - Baird Capital — Analyst

Okay, thank you.

Operator

And next we have a question from the line of Nick Pearsalls from Macquarie. Please go ahead.

Nick Pearsalls - Macquarie — Analyst

Good afternoon. Just a question. If I heard you correctly in your opening comments, you indicated December was your highest leasing month in 2008. Given just some of the other commentary with regard to ‘09 outlook, was there anything unique to December that maybe was kind of bucking that trend?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Bob, do you want to talk a little bit about December?

Bob Chapman - Duke Realty Corporation — COO

Well, on a square footage basis, Nick, the industrial leases obviously have more of an impact, and we signed a couple fairly big leases in December. I mentioned one, that suite deal with did with Farley’s and Sathers Candy. But the interesting thing about ‘08 for me was, we were pretty evenly spread across the year. The 27 million square feet of gross leases that I mentioned we did was almost evenly split across the four quarters. So December was big, but the whole year was pretty even, which is I think a tribute to our portfolio.

Nick Pearsalls - Macquarie — Analyst

Great, thank you.

Operator

Next we go to the line of Jamie Feldman from UBS. Please go ahead.

John Peterson - UBS — Analyst

This is John Peterson sitting in for Jamie today. Can you give us a little guidance on how you guys are thinking about leasing CapEx in this environment, and what you guys are expecting for 2009?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, again, in my previous mention of how we really budget our leasing activity, we go page by page, renewal by renewal. And as part of that process, not only do we budget rental incomes and rates and lease commencement dates, we budget tenant expenditures, capital expenditures, tenant improvements and leasing commissions as part of all those. So we do it space by space. And the message we’ve sent to our folks obviously in — Bob mentioned our focus for 2009 of blend, extend and don’t spend, and that’s the message we’ve sent to the folks out in the field. And say, look, right now is the time to extend leases where we can, even if that means taking a little bit of reduced rent up front. If we can blend that rate and extend the leases, we’ll do that. And particularly we’re very interested in doing that if we can reduce our capital expenditures. We monitor, again, we have metrics on all of our leases that we look at every month, on capital expenditures related to certain other leasing statistics, like total rental revenue, et cetera, and we have really good controls in place on that. So I think, again, you’re going to see our capital expenditures come in good shape during 2009.

John Peterson - UBS — Analyst

Do you think it will be lower than 2008?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I would say that that depends on the overall leasing activity. My thoughts today would be that, yes, it probably will be lower than 2008 because I would tell you that our leasing activity is probably going to be lower than 2008. So that would be my feeling today.

John Peterson - UBS — Analyst

Okay, and one last question. Can you talk about the geographic distribution of the staff reductions that you did?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

They were pretty much across the board. Again, if you look at the newer offices we closed, obviously that was 100% staff reduction in those cities. But we didn’t have a huge presence in any of those cities that we closed. All — we went and took a hard look, all of our business units, looked through what they would need for 2009, and again, as well as our development and construction people and they really made across the board.

John Peterson - UBS — Analyst

Okay, thank you.

Operator

And our next question is a follow-up from Michael Bilerman. Please go ahead.

Irwin Guzman - Citigroup — Analyst

Yes, it’s Irwin Guzman again. Where on the face of the income statement are the gains and the bonds that you repurchased? And are the gains that you will have realized in the first quarter included in your guidance?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I’ll answer the second one first, then Mark will answer the first one. The gains on the bonds that we’ve repurchased so far in 2009 are not included in our FFO guidance for 2009.

Mark Denien - Duke Realty Corporation — Controller

And on the income statement, it’s just an interest and other income. Keep in mind, it was under $2 million in total for ‘08.

Irwin Guzman - Citigroup — Analyst

Okay, thank you.

Operator

And we have a follow-up from the line of Michael Knott. Please go ahead.

Michael Knott - Green Street Advisors — Analyst

Denny, can you just remind us how the decision-making works at the CBRT joint venture with respect to additional investments?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes. Now that through year-end, Michael, we’ve closed on everything that we initially agreed to. And right now as we see opportunities in the field to do build-to-suit projects on the industrial side, we approach CDRT and discuss those projects with them. And they basically will accept any of those projects before we sign the lease and do construction. So we’re in some discussions with them on a few projects right now. Obviously, again, those are all — that joint venture is focused on build-to-suit industrial projects and obviously, as you can imagine, the market is a little bit slow right now. So there’s not — I wouldn’t say there’s a lot of discussions going on right now, but there’s a few.

Michael Knott - Green Street Advisors — Analyst

Just to be clear, on the disclosure for the in-service build-for-sale, looks like there are three industrial facilities. None of those would be eligible for the joint venture?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

On those projects, they may become eligible for the joint venture when we lease them. We will obviously discuss those. Those are all in development joint ventures, either the three industrial buildings are either in our Browning joint venture here in Indianapolis or in our Dugan joint venture or our Columbus Rickenbacker joint venture. There’s one in each of those. And that’s why they are in our held-for-sale, because our partners’ intent has always been to dispose of those properties post-disposition. Right now we’ve transferred several of those properties from those joint ventures into the CDRT joint venture. So on these three, if we sign a lease, definitely the folks at CBRT — not yet. When we sign our leases in those, the CBRT joint venture will definitely look at those. Did that answer your question, Michael?

Michael Knott - Green Street Advisors — Analyst

Yes, thanks. And then in terms of the markets you’re shuttering down for now, are there going to be any asset sales or land sales that you need to pursue as part of that?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

The only market where we have any land that we closed was Southern California. We have two parcels — two industrial parcels, both that hold — will each hold one building in the 350,000 to 400,000 square- foot range. And at this point in time, we haven’t fully decided what we’re going to do with those. We’ll look at them. I would tell you, again, we have looked at the valuation on those, and we feel pretty comfortable because those are really two unique in-fill locations that we had, again, in the middle of some current industrial projects that are really fully developed other than the lots we bought. So we think that we’ll do fine on those. And that’s the only land in any of those new offices that we closed. We have no office land in any of those offices.

Michael Knott - Green Street Advisors — Analyst

Okay, and then just a last quick question. Did you disclose where the dispositions were located that you had closed?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I don’t remember. I think our press release did. But I would be happy to answer any questions. I have the information in front of me. If you would like me just to summarize, I would be happy to do that.

Michael Knott - Green Street Advisors — Analyst

Just where were those located

Denny Oklak - Duke Realty Corporation — Chairman, CEO

They were all over. We had — two projects went into the CBRT joint venture, one in Indianapolis and one in Columbus. We sold an office building, the one leased to Monsanto. That was in St. Louis. We had a hospital come to us. The hospital came to us and wanted to buy our medical office building in New Jersey, so the hospital bought an office building in New Jersey. And then we had a tenant purchase an office building in Cincinnati. An older office building in Cincinnati.

Michael Knott - Green Street Advisors — Analyst

Okay, thank you.

Operator

We have a follow-up from the line of Sloan Bohlen. Please go ahead.

Sloan Bohlen - Goldman Sachs — Analyst

Hi there, thanks. Just a real quick question for Denny. Where would you guys, where’s your sense of where your current market-to-market is? And in relation to that, you guys were talking about doing blend and extend type leases. Where would those rates on those extensions or blends come relative to that market-to-market?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I would — it’s a little hard to say on the overall market-to-market. But I would tell you that first of all, on our industrial portfolio, I think we — our current rental rates are pretty much at market in substantially all of our geographic markets. On the office side today, it varies a little bit market by market. In the Midwest, I would say that our office rents are pretty close to what market is today in the Midwest because they just haven’t moved around that much. And again, there hasn’t been a lot of overbuilding in most any of our markets on the office side. In the southeast, I would say today that in Florida, for example, we’ve signed some — South Florida, some increased rental rate deals down there in the last six months. I would say Atlanta, which is probably the other bigger concentration of office, pretty flat to down maybe just a little bit. Bob, would you, would you disagree with any of that?

Bob Chapman - Duke Realty Corporation — COO

I would say generally, you know, with the people we’re talking to about extending their leases, you’re going to see a 3% to 7% reduction in the rent year-over-year with very little, again, without any CapEx.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

And that’s up front.

Bob Chapman - Duke Realty Corporation — COO

That’s up front. And then you can get lease bumps. So 2% to 3% lease bumps. So in answer to your question, it’s probably 3% to 7% year-over-year.

Sloan Bohlen - Goldman Sachs — Analyst

Okay, and then just maybe the same question asked a different way. What kind of rent reductions would get you to that negative 5 NOI for the low end of your guidance?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I think that one has as much to do with overall occupancy as rental rates. Again, our negative 5 would sort of be our pessimistic outlook on where our occupancy goes between now and the end of the year.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. Fair enough. Thank you.

Operator

And we have a question from Shields Day with Regiment Capital. Please go ahead.

Shields Day - Regiment Capital — Analyst

Yes, thanks, guys. I guess to some extent this question may have been answered kind of along the way. I wonder if you could just maybe comment on the difference you’re seeing between renting out rental rates for some of the office properties versus the industrial spaces. I guess the question is really how much harder is it these days to try and get rates in the suburban office space?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I would say that in most all of our markets, the suburban office has held up okay in most of our markets. And probably a little bit better than the industrial so far because they are just a little bit more — there has been at least lack in demand on the industrial side. But I think that it’s again, it is a little bit across the board. But we’re not seeing a lot of rental rate deterioration today in the office portfolio, but we are seeing a really slow demand. Bob, any further thoughts on that?

Bob Chapman - Duke Realty Corporation — COO

No, I agree with you.

Shields Day - Regiment Capital — Analyst

Great, thanks a lot.

Operator

And we have a follow-up from Michael Knott. Please go ahead.

Michael Knott - Green Street Advisors — Analyst

Hey Denny. I was just curious you could comment on why you think the CFO search is taking a little longer than you initially thought.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, there’s — I would say a couple reasons. One is, again, we believe that we’re in very good shape internally with the staffing that we have in place and can cover things. So we’re being fairly particular about the person and the type of person that we want and are looking to hire. Then I would say it is somewhat of a challenge to get — relocation to Indianapolis is a little bit of a challenge and always has been for us, particularly at senior levels. So I think we — it takes us a little bit longer than it does people that may be headquartered in Chicago or New York or DC, et cetera. And I probably didn’t factor that in as much in my initial assessment of how long it was going to take as we’ve seen. But we continue to have very good conversations with people, good candidates that we’re still talking to. And we have come close with a couple folks, but for various reasons, it didn’t work out. And the truth is, none of the reasons had anything to do with our Company. It was various other things, including relocation issues that have slowed us down on those.

Michael Knott - Green Street Advisors — Analyst

Okay, but you have a good pipeline of candidates right now?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, we do.

Michael Knott - Green Street Advisors — Analyst

Okay. On the relocation part, can you just bring them out on a recruiting trip when there’s 10 inches of snow outside? Doesn’t that help?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, if they were here today, they would see that. With our — I guess we got 11 inches on Wednesday, is that right? So I wouldn’t say that would be the greatest recruiting trip. We could always bring them out to a Colts game, except the Colts season is over now, unfortunately.

Michael Knott - Green Street Advisors — Analyst

Alright. Thanks.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks, Michael.

Operator

Speakers, I’ll turn the call back over to you. We have no further questions.

Shona Bedwell - Duke Realty Corporation — IR

We want to thank you for joining our conference call today. Our first quarter conference call is tentatively set for April 30, at this same time, 3:00 p.m. Eastern. Thanks, everyone. Have a nice day.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for using AT&T Executive Teleconference service. You may now disconnect.

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